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                                                                   EXHIBIT 10.49

                           SECURED PARTICIPATION NOTE


$1,200,000                    Gardena, California             October 22, 1996


         FOR VALUE RECEIVED, INCO HOMES CORPORATION, a Delaware corporation ("Maker" herein) promises to pay to HUNTER'S RIDGE INVESTMENT PARTNERS, a California partnership (whose partners are Thomas E. Gibbs, Jr. and Richard Segal) ("Holder" herein), or order, the principal sum of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000), of which amount the sum of NINE HUNDRED THOUSAND DOLLARS ($900,000) is advanced from Holder to Maker on the date hereof, together with accrued interest from the date hereof computed and paid to Holder as hereinafter set forth.

         1.      Definitions.

                 Unless otherwise expressly provided herein or unless the context otherwise requires, the terms set forth below are hereby defined as follows:

                 "Additional Advances" shall mean the additional cash, if any, advanced by Holder to Maker from time to time (see Paragraph 2).

                 "Available Cash" shall mean all of the cash derived from the Development from whatever source (after payment of all costs and expenses related thereto), including, but not limited to, that which Maker has generated from the sale of Homes and related assets in the Development and the provision of services to others with respect to the Development and all net proceeds or land draws received by Maker from any A&D loans, construction loans or other financing sources, less funds reimbursed to Maker for amounts previously advanced by Maker to the Development and less, subject to Holder's written approval not to be unreasonably withheld, Maker's reasonable estimate of the amount of cash that will be required by Maker to purchase the balance of the Real Property (41 lots) not currently owned by Maker, and to construct and sell the next phase or phases of the Development after taking into account the additional cash Maker expects to receive from the sale of previously constructed Homes, and from conventional financing sources, such as A&D loans, land loans, and construction loans.

                 "Base Interest" shall mean the amount of interest earned by Holder computed by multiplying the outstanding principal balance hereunder times an interest rate of Ten Percent (10.0%) per annum times the actual number of days elapsed during the period.

                 "Deed of Trust" shall mean the deed of trust encumbering a portion (42 Lots) of the Real Property in the amount of One Million Two Hundred Thousand Dollars ($1,200,000) that is executed by Maker in favor of Holder and recorded in the Office of the County Recorder of San Bernardino County on the date hereof to secure the payment of the Loan. The Deed of Trust shall also include the deed of trust executed by Maker in favor of Holder which encumbers the balance of the Real Property (41 Lots) which deed of trust Maker will deliver to Holder when Maker acquires fee title to the balance of the Real Property. The Deed of Trust shall initially be a second lien on the Real Property. The construction lender for the Development will receive a first lien on the 42 lots of the Real Property.

                 "Development" shall mean the Eighty-Three (83) Homes to be constructed on the Real Property, and the related assets and services, which are sold and/or provided to buyers in the "move-up" price market in Fontana, California.

                 "Event of Default" shall mean either of the following:

                 o The failure of Maker to pay Holder in full all sums due hereunder within Five (5) days of the date such payment is due, provided that, if Maker fails to timely make a payment when due, Holder shall give Maker written notice thereof and Maker shall have Three (3) days after the receipt of said notice to cure by making payment in full to Holder; or

                 o The occurrence of an Event of Default under the Deed of Trust or any other agreement or document relating to the Loan executed now or at any time during the term of this Note.



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                 "Home" shall mean a single family home constructed by Maker or one of the Lots of the Real Property.

                 "Inco G&A" shall mean Three Percent (3%) of the "Gross Sales Price" of all of the Homes (total cash actually realized from the sale of a Home less discounts and allowances). For the purpose of computing Available Cash and Net Income, Maker may draw against the Inco G&A in equal monthly installments over the projected term of the Development computed on the basis of the total projected Gross Sales Price of all of the Homes in the Development. Maker shall periodically revise the projected Gross Sales Price expected to be realized from the sale of all of the Homes and shall adjust its draw accordingly.

                 "Loan" shall mean the Nine Hundred Thousand Dollars ($900,000) advanced from Holder to Maker on the date hereof evidenced by this Note plus the Additional Advances, a total of One Million Two Hundred Thousand Dollars ($1,200,000), payment of which is secured by the Deed of Trust. The Loan shall thus also include the Additional Advances.

                 "Lot" shall mean One (1) of the Eighty-Three (83) mapped single family lots which comprise the Real Property.

                 "Net Income" shall mean the net income realized by Maker from the construction and sale of the Homes and all related assets and services.
The computation of Net Income shall be made by Maker on the accrual basis of accounting and, except as hereinafter provided, shall be consistent with the method it uses to compute net income for its other single family housing development projects, an example of which is the Proforma dated August 2, 1996, pertaining to the project referred to as Hunter's Ridge, a copy of which is attached hereto as Exhibit A. Net Income for the purposes of this Note shall mean total gross revenues realized from the sale of the Homes, and all related assets and services, less only those costs and expenses specifically related to the construction and sale of the Homes (which costs and expenses are subject to the reasonable review and approval of Holder), less the amount of Base Interest paid by Maker hereunder and less the Inco G&A.

                 "Profit Participation" shall mean Fifty Percent (50%) of the Net Income earned by Maker from the construction and sale of the Homes and related assets, and the provisions of services, in the Development. The Profit Participation may be reduced pursuant to Paragraph 2(c) hereof.

                 "Real Property" shall mean the land located in Fontana, California which has been subdivided into Lots generally described as follows:

                 Lots 1 through 83 inclusive of Tract No. 14571, in the City of Fontana, County of San Bernardino, State of California.

         2.      Additional Advances.

                 (a) Holder has advanced to Maker on the date hereof, the sum of Nine Hundred Thousand Dollars ($900,000). Maker desires for Holder to make Additional Advances under the Loan of Three Hundred Thousand Dollars ($300,000), for a total loan of One Million Two Hundred Thousand Dollars ($1,200,000), on the following dates:

            Date of Advance                   Amount of Advance
            ---------------                   -----------------
            January 1, 1997                       $100,000
            March 1, 1997                          100,000
            June 1, 1997                           100,000
                                                  --------
                                                  $300,000
                                                  ========

                 (b) If the Development is proceeding satisfactorily to the total satisfaction of Holder and if other conditions of the housing market and the availability of funds are satisfactory to Holder, Holder may, but is not obligated to, make any or all of the Additional Advances to Maker.





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                 (c)      The Profit Participation of Holder is based on Holder
making total advances to Maker under the Loan of One Million Two Hundred Thousand Dollars ($1,200,000). The total cash equity required by Maker to purchase the Real Property and construct the Development is One Million Six Hundred Thousand Dollars ($1,600,000) which includes Four Hundred Thousand Dollars ($400,000) borrowed from the construction lender. In the event that Holder advances to Maker the sum of One Million Two Hundred Thousand Dollars ($1,200,000), Holder shall receive a Profit Participation of 50% of the Net Income (see Paragraph 6 hereof). However, if Holder advances to Maker any amount less than One Million Two Hundred Thousand Dollars ($1,200,000), the Profit Participation of Holder shall be modified to be a function of the amount actually advanced by Holder to Maker plus the sum of the land loan from the construction lender, $400,000, as total of those two amounts bears to $1,600,000 times 50%. (For example, assume that Holder advances to Maker only the original $900,000. Then the Profit Participation of Holder would be 40.625%. That is computed as follows: $900,000 + $400,000 = $1,300,000 divided by $1,600,000 x 50%.)

         3.      Principal Payments.

                 Not later than the Twenty-Fifth (25th) day of each calendar month during which period principal remains outstanding hereunder, Maker shall compute the total amount of Available Cash. After deducting the amount of accrued Base Interest currently payable to Holder, Maker shall deliver all of such remaining Available Cash to Holder on the Twenty-Fifth (25th) day of such calendar month as payment of principal.

         4.      Term.

                 The entire unpaid principal balance hereunder, together with all unpaid Base Interest accrued thereon, shall be due and payable in full on December 31, 1998. Profit Participation shall be earned on the sale of each Home to be payable as hereinafter set forth, until all of the Homes have been developed and sold. Provided, however, at such time as the entire unpaid balance of principal and accrued Base Interest have been paid in full, the Deed of Trust shall continue to encumber the Real Property which has not been sold and reconveyed. The entire unpaid balance of Profit Participation shall be due and payable in full on May 31, 2001 (the "Outside Date"). If, at the Outside Date, Lots are not improved with Homes and have not been sold or Lots have been improved with Homes but have not been sold and, therefore, Profit Participation with respect to any such unsold Lots and Homes has not been paid, Net Income and Profit Participation for each such unsold Lot and Home shall be calculated based on the average Net Income for all Homes previously sold and the calculated amount of Profit Participation shall be paid by Maker to Holder on the Outside Date.

         5.      Payment of Base Interest.

                 Base Interest shall be computed for each calendar month during which there is an outstanding principal balance hereunder and shall be due and payable by Maker to Holder, in arrears, on the Fifth (5th) day of each calendar month following the calendar month for which such Base Interest was earned.

         6.      Profit Participation.

                 Maker shall pay Holder as a Profit Participation an amount equal to Fifty Percent (50%) of the Net Income earned by Maker from the construction and sale of the Homes and all related assets, and the provisions of all services, with respect to the Development. Profit Participation which is earned with respect to Homes that are sold shall be estimated by Maker on a month-by-month basis and the estimate thereof shall be paid by Maker to Holder from Available Cash not later than the Twenty-Fifth (25th) of the following month. Maker shall make a precise computation of Net Income and shall make any additional payment of Profit Participation to Holder from Available Cash not later than on the Fiftieth (50th) day after the end of each calendar quarter for the first three (3) calendar quarters of each calendar year and not later than the One Hundred and Fifth (105th) day after the end of the last calendar quarter of each calendar year.

         7.      Payments to Holder.

                 All payments of principal, Base Interest, Profit
Participation, and all other payments due Holder from Maker hereunder shall be payable only in the lawful money of the United States and payment thereof shall be made to Holder without deduction or offset. All payments due and payable under this Note shall be paid to Holder in immediately available funds delivered to Holder as follows:





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                          Hunter's Ridge Investment Partners
                          c/o Thomas E. Gibbs, Jr.
                          Suite 400
                          879 West 190th Street
                          Gardena, CA  90248

         8.      Deed of Trust.

                 (a) Payment of this Note is secured by the Deed of Trust of even date which Deed of Trust creates a second lien on a portion (42 Lots) of the Real Property on which the Development is to be constructed. This Note is subject to the terms and conditions of the Deed of Trust, all of which are incorporated herein by reference.

                 (b) At such time as Maker acquires fee title to the balance of the Real Property (41 Lots) that it does not own on the date hereof, to further secure payment of this Note, Maker shall execute and deliver to Holder a Deed of Trust encumbering the balance of the Real Property with a first lien (or a second lien if a first lien is required by the construction lender) in favor of Holder and shall cause said Deed of Trust to be recorded in the Office of the County Recorder of San Bernardino County.

                 (c) If and to the extent the Deed of Trust represents a first lien on the Real Property, Holder agrees from time to time as necessary to subordinate its lien imposed by the Deed of Trust on only that portion of the Real Property on which Maker intends to immediately commence construction of a portion of the Development and on which the construction lender, who has agreed to provide construction and land acquisition financing therefor, requires a first lien to secure its construction/land loan. As a condition to granting such subordination, Maker shall covenant that all funds advanced by a construction lender shall only be used and applied to construct and sell the Development and, as applicable, purchase the Real Property. Maker agrees that Holder shall retain a first lien under the Deed of Trust on all of the Real Property which is not subject to a construction/land loan deed of trust and Holder shall retain a second lien (superior to any rights of mechanics' or materialmen) under the Deed of Trust on that portion of the Real Property that is subject to a construction/land loan deed of trust. Provided that Maker is not in default hereunder, including, particularly the payment of principal and Base Interest, Holder agrees to release and reconvey its lien imposed by the Deed of Trust on a Home by Home basis at the close of the sale escrow for the sale of a Home in the Development to a third party buyer. At such time as all principal and Base Interest and any other costs or expenses due hereunder have been paid in full, Holder shall release and reconvey its lien imposed by the Deed of Trust. Holder shall thereafter be a joint venture partner with Maker and share in Net Income through its Profit Participation.

         9.      Title Insurance.

                 At the funding of the Loan and the recording of the Deed of Trust, Maker shall provide Holder with a CLTA lender's policy of title insurance with liability in the maximum amount of the Loan ($1,200,000) which shows that Holder has a first deed of trust lien (prior to all mechanic's liens, if any) and subject to only such exceptions and exclusions as approved in writing by Holder. Maker shall also provide Holder with such endorsements and updated policies of title insurance as reasonably requested by Holder when it subordinates its lien under the Deed of Trust to a first deed of trust lien in favor of a construction lender, or re-records following the recordation of a construction loan. Such title policy, in connection with a subordination or re-recording shall contain mechanics lien endorsements insuring priority of the Deed of Trust, subordinated or re-recorded over all mechanics liens. Maker shall also furnish Holder with a CLTA lender's liability policy of title insurance with liability in the amount of the remaining principal due hereunder when Maker acquires fee title to the balance of the Real Property.

         10.     Escrow and Costs.

                 The funding of the Loan shall be consummated through an escrow at Chicago Title Company, as a companion escrow for the purchase of the Real Property by Maker. Maker shall pay, or reimburse Holder as necessary, for all escrow fees, recording costs, title insurance premiums (both at closing and if title insurance is updated hereunder) and shall also reimburse Holder at the funding of the Loan for certain legal costs and expenses incurred by Holder in connection with this Loan in the amount of Five Thousand Dollars ($5,000).





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         11.     Reports.

                 Maker shall provide Holder periodic reports in the form and in the manner reasonably requested by Holder about the construction and sale of the Development and the amount of Net Income earned therefrom for each calendar month in which any amounts are due and owing to Holder hereunder. Such reports shall include, but not be limited to, a monthly report due not later than the Twenty-Fifth (25th) day of the following calendar month on status of construction, sales, and closings, the amount of Available Cash, and the computation of Net Income. A final report on all such items shall be due not later than the Fiftieth (50th) day after the end of each calendar quarter for the first three (3) calendar quarters of the calendar year and not later than the One Hundred and Fifth (105th) day after the end of the last calendar quarter of the calendar year.

         12.     Late Payment Charge.

                 In the event Maker fails to make any payment due to Holder hereunder, in addition to all other rights and remedies of Holder, to reasonably compensate Holder for the costs and expenses it will incur due to such delayed payment, Maker shall pay to Holder a Late Payment Charge equal to Ten Percent (10%) of the total amount of such delinquent payment.

         13.     Right to Inspect Books and Records/Audit.

                 Maker shall keep and maintain a separate set of books and financial records devoted solely to construction and sale of the Development. Each monthly, quarterly, and annual computation of Net Income shall be computed by Maker and certified by the Chief Financial Officer for Maker. Holder may, at any time during business hours, following reasonable prior notice, inspect the books and financial records of Maker relating to the Development and make copies thereof and any other documents, papers and materials related thereto. Furthermore, Holder may, at its sole cost and expense, retain its own certified public accountant to audit the books and financial records of Maker relating to the Development. Maker shall, however, pay Holder for the full cost of such audit if such audit concludes that the Net Income of the Development had previously been under reported to Holder for the period of the audit by at least Five Percent (5%).

         14.     Use of Funds.

                 Maker hereby covenants and agrees with Holder that all Available Cash shall exclusively be used in the following order: (i) to fund the cost to construct and sell the Homes, (ii) to pay Holder the Base Interest due hereunder, (iii) to pay Holder the outstanding principal of the Loan; or
(iv) to pay Holder the Profit Participation and concurrently therewith pay Maker its proportionate share of Net Income. Maker shall pay, only from Maker's separate funds, all other costs, fees, and expenses of Maker.

         15.     Status of Title.

                 Holder has received a Proforma CLTA Title Policy from Chicago Title Company Policy Number 6035069P-K07 (the "PTR"), which relates to the Real Property. Maker hereby represents, warrants, and covenants to Holder that on the date hereof and during the term of this Note that:

                 (a) All taxes and assessments which are assessed against the Real Property and which are due and payable are currently paid in full and will continue to be paid in full when due.

                 (b) None of the exclusions and exceptions to title to the Real Property as set forth in the PTR will have any material adverse affect on the construction and sale of the Homes or in any material way increase any of the costs and expenses relating thereto or reduce the Profit Participation projected to be earned by Holder as set forth on Exhibit A.

                 (c) Maker shall not further encumber the Real Property except as required to construct and market the Development.

                 (d) Maker shall not create any exceptions to title or clouds on title which would materially reduce the Profit Participation to be earned by Holder as set forth on Exhibit A.





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         16.     Representations and Warranties and Affirmative Covenants of
                 Maker.

                 As a material condition for the Holder to make the Loan to Maker, Maker hereby represents and warrants to, and agrees with, the Holder as follows:

                 (a) Maker shall use its best efforts (using its own funds and/or funds borrowed from third party institutional lenders) to timely purchase the balance of the Real Property (41 Lots) not owned by Maker on the date hereof and to effectively and profitably construct and sell the Development. (In the event that Maker does not purchase the additional 41 Lots, payment of Base Interest, principal, and Profit Participation shall be based on the original 42 Lots of the Real Property.)

                 (b) The Maker reasonably believes that it has and shall use as necessary, all of the personnel, resources and expertise necessary to construct and market the Development on a highly professional basis. The Maker shall use all of its personnel and resources necessary to construct the Development in a diligent, efficient, cost effective, and highly professional basis and to finance and market same in a manner that the Maker believes will earn the maximum Profit Participation reasonably obtainable for the Holder.

                 (c) The Maker shall use its best efforts to timely construct, or cause to be constructed, the Development and all on-site and off-site improvements related thereto:

                 (i) In a workmanlike manner using subcontractors who have the reputation of constructing a high quality work product consistent with Maker's standards and prior developments of Maker similar to the Development; and

                 (ii) Shall use such materials that in all ways substantially comply with plans and specifications and that equal or, if necessary, exceed code requirements, to cause the improvements constituting the Development to not have any material defects as a result of the materials used to construct same.

                 (d) The Maker shall use its best efforts where it deems it necessary to obtain warranties and guarantees, and, in only those instances where Maker deems it appropriate, to also obtain performance and/or guarantee bonds from all suppliers, materialmen and subcontractors who supply materials and/or labor to the Development.

         17.     Remedies Upon Default.

                 Upon the occurrence of an Event of Default, at the option of the Holder, without demand or notice to Maker, the entire outstanding balance of principal together with all accrued Base Interest and Profit Participation shall immediately become due and payable. Furthermore, so long as such Event of Default shall continue, all amounts due and payable to Holder hereof shall bear interest at the Prime Rate plus Five Percent (5%) (the "Default Interest Rate" herein). All interest accrued at the Default Interest Rate shall not be deducted from the Net Income of the Development to determine the Profit Participation payable to Holder hereunder.

         18.     Arbitration.

                 The parties shall submit any dispute concerning the interpretation of this Note and the calculation of Available Cash, Net Income and Profit Participation to final and binding arbitration pursuant to the rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of either party, three neutral arbitrators, appointed in accordance with the rules of the American Arbitration Association. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) may determine and award amounts owing and payable to Holder, including, but not limited to, principal, Base Interest and Profit Participation, based upon their calculation of Available Cash and Net Income. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.





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         19.     Attorneys Fees.

                 If any and all amounts due and payable under this Note are not paid when due or if any Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including, but not limited to, reasonable attorneys' fees and court costs, whether or not any action or proceeding is brought to enforce the provisions hereof as the arbitrator or the Court may award.

         20.     Waiver by Holder.

                 No consent to any action, waiver of any provision, or waiver of any breach of any duty or obligation of Maker hereunder, by Holder shall constitute a waiver of any other provision or consent to any other action or subsequent breach, whether or not similar. No waiver or consent by Holder shall constitute a continuing waiver or consent or commit Holder to provide a waiver in the future except to the extent specifically set forth in writing.

         21.     Waivers by Maker.

                 Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note. Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, guaranty or other agreement now or hereafter securing this Note.

         22.     Subordination Agreement.

                 Maker and Holder have executed and delivered a Subordination Agreement in favor of Independent Lending Corporation, a Delaware corporation doing business as Construction Loan Corporation of America ("CLCA" herein) pursuant to which Holder agrees that the Deed of Trust is second and subordinate to a deed of trust executed by Maker in favor of CLCA to secure the payment of a $6,314,000 loan from CLCA to Maker.

         IN WITNESS WHEREOF, Maker has executed and delivered this Secured Participation Note at Gardena, California on October 22, 1996.


                                       INCO HOMES CORPORATION,
                                       a Delaware corporation


                                       By
                                           ----------------------------------
                                           Ira C. Norris,
                                           Chairman and CEO





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